UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

Taxus Cardium Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33635	27-0075787
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Sorrento Valley Rd., Suite 250 San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 436-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 7, 2016, Angionetics Inc., a Delaware corporation and a subsidiary of Taxus Cardium Pharmaceuticals Group Inc. (Trading Symbol: CRXM) (“Taxus Cardium”) into a distribution and license agreement with Pineworld Capital Limited an entity affiliated with Huapont Life Sciences Co. Ltd. a China-based pharmaceutical, pesticide and active pharmaceutical ingredient company whose shares are listed on the Shenzhen Stock Exchange (002004.SZ) (“Huapont Life Science”). Under the terms of the distribution and license agreement Huapont Life Science’s affiliated entity has been granted an exclusive license to clinically develop, manufacture, market and sell the Generx® [Ad5FGF-4] angiogenic gene therapy product candidate in mainland China.

Under the distribution and license agreement, Angionetics will be responsible for conducting a planned U.S.-based Phase 3 clinical program, and working in cooperation with researchers at Angionetics, Huapont Life Sciences’ affiliated entity has agreed to use commercially reasonable efforts to conduct clinical trials, make regulatory filings and take such other actions as may be necessary to commercialize Generx® in mainland China. Huapont Life Science’s affiliated entity will assume the costs associated with the commercial development of Generx® in China.

The distribution and license agreement provides for the Huapont Life Science affiliate to make quarterly royalty payments to Angionetics at a rate of 5 to 10% of net sales of Generx® products in mainland in China, based on the volume of annual sales. The royalty payments commence on the first commercial sale and expire on the earlier of the termination of any patent or regulatory exclusivity in China or fifteen years after the first commercial sale. The term of the agreement continues (unless terminated for breach) until Huapont Life Science’s affiliate has no remaining payment obligations to Angionetics. Upon expiration (but not an earlier termination) Huapont Life Science’s affiliate shall have a perpetual, non-exclusive, fully paid-up, royalty free license to Generx® in mainland China.

Concurrently with the entry into the distribution and license agreement, the Huapont Life Sciences affiliate entered into a share purchase agreement with Taxus Cardium and Angionetics, providing for the purchase of 600,000 shares of Angionetics’ newly issued Series A Convertible Preferred Stock. The financing is to take place in two tranches, a $1,000,000 first tranche has been funding. The closing of the second tranche of 400,000 Shares for $2,000,000 is conditioned upon Angionetics securing FDA clearance to initiate a new U.S.-based Phase 3 clinical study (the AFFIRM study) to evaluate the safety and definitive efficacy of the Generx® [Ad5FGF-4] product candidate for the treatment of patients with ischemic heart disease and refractory angina. Angionetics has submitted the application for the U.S. based Phase 3 AFFIRM study with the FDA and hopes to secure clearance before September 30, 2016. Angionetics has the right to terminate the distribution and license agreement in the event that the second closing does not occur under the share purchase agreement.

Angionetics issues a press release relating to the entry into the distribution and license agreement with is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Distribution and License Agreement dated June 7, 2016 between Angionetics Inc. and Pineworld Capital Limited.

99.1	Angionetics Inc. press release issued July 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2016

Taxus Cardium Pharmaceuticals Group Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer